Press Release
                                            Source: Pegasus Wireless Corporation

Pegasus Wireless Corporation Completes $10 Million Private Placement of Common Stock Wednesday, June 28, 2006


FREMONT, Calif.--(BUSINESS WIRE)--June 28, 2006--Pegasus Wireless Corporation (Nasdaq: PGWC), a leading provider of advanced wireless solutions, announced today in a form 8-K that the company has completed a private placement of its common stock that totals 10 million dollars. The Company's President, Jasper Knabb has purchased 1.25 million shares of Pegasus Wireless Corporation common stock at eight dollars per share, and plans to use the funds to continue the implementation of the Company's business plans.

Net proceeds from the private placement will go towards pertinent aspects of the company's plan to establish and maintain Pegasus' position at the pinnacle of the wireless industry. The Company plans to utilize the funds to make strategic acquisitions in addition to those that were made in late 2005, as well as to build the sales and marketing team of Pegasus in preparation for the company's entrance into the retail market. The remainder of the financing will go to operational costs. Knabb said of the private placement, "I am proud to be a part of such a dedicated team, and feel very strongly about the company's ability to do great things with this funding. Pegasus plans to put the proceeds of this financing to immediate use, and I am thrilled to be able to facilitate the growth of such a powerful organization." The details of the private placement can be found in the Form 8-K that was filed with the SEC today.

                       About Pegasus Wireless Corporation

Pegasus Wireless Corporation is a leading provider of advanced wireless solutions. Founded in 1993, Pegasus creates hardware and software solutions for broadband wireless networking and Internet access applications through its manufacturing facilities located in China and Taiwan. Pegasus' patented 802.11 technology is the platform for Wi-Fi technology, and the company offers cutting edge wireless products used in computer networking, industrial data transmission, and multimedia applications. Pegasus pioneered the industry's first driver-less, truly plug-and-play wireless Ethernet bridge, and the company's  wireless  networking  products  allow a higher user capacity per base station as compared to the competition. These products also offer advanced security, easy true plug-n-play installation, dynamic load balance, non-interrupting real-time roaming connectivity, e.g. VOIP, and fail-safe, self-healing mesh networking capability. Products are distributed through the company's facility located in California. Pegasus Wireless Corporation can be contacted at 800-770-6698 or by visiting their website at http://www.pegasuswirelesscorp.com/.


NOTES ABOUT FORWARD-LOOKING STATEMENTS
Statements contained in this release, which are not historical facts, may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations



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and  the  current  economic  environment.   We  caution  the  reader  that  such
forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to, (i) our ability to complete successful acquisitions of complementary companies, products and technologies; (ii) our ability to attract and retain customers; and (iii) our ability to gain market share. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by Pegasus Wireless will be realized, or if substantially realized, that they will have the expected consequences to or effects on Pegasus Wireless or its business or operations.

Contact:
Pegasus Wireless Corporation
Jasper Knabb, 510-490-8288
ir@pegasuswirelesscorp.com